SECOND AMENDMENT TO ENGAGEMENT LETTER


         THIS SECOND AMENDMENT TO ENGAGEMENT AGREEMENT ("Amendment") is entered into and made effected this 30th day of May 2001 pertaining to an engagement which commenced May 14th, 2001 by and between Accesspoint Corporation, a Nevada corporation ("Company"), and John Dupont, an individual ("Consultant"). Accesspoint Corporation and/or Consultant are sometimes herein referred to individually as a "party" and collectively as the "parties."

         This Amendment shall, and hereby does, amend that certain Engagement Letter by and between the parties hereto dated November 13, 2000 ("Engagement Letter") so that the term of the consulting and advisory services to be provided by Consultant pursuant to Section 1(a) of the Engagement Letter shall be extended three (3) months. Such consulting and advisory services shall terminate on August 14, 2001. The terms of the services to be provided by Consultant pursuant to Section 1(b) of the Engagement Agreement shall remain unchanged.
Section 2, entitled Term, of the Engagement Agreement shall be deemed amended and revised accordingly.

         This Amendment shall, and hereby does, amend that certain Engagement Letter so that the compensation for financial consulting and advisory pursuant to Section 3(a) of the Engagement Letter shall be in the form of fully paid, unregistered and non-assessable shares of common stock, par value $.001 per share (the "Shares"), of the Company equal to Thirty Thousand Dollars ($30,000.00) calculated at a per share price of one dollar and forty five cents ($1.45) each for a total issuance of twenty thousand six hundred and ninety (20,690) Shares. Consultant acknowledges and understands that the Shares will be subject to transfer and sale restrictions imposed pursuant to SEC Rule 144 of the Rules promulgated under the Securities Act of 1933 ("Act") and the regulations promulgated thereunder.

         This Amendment shall, and hereby does, further amend that certain Engagement Letter by and between the parties hereto dated November 13, 2000 so that the amount applied towards the total compensation paid to Consultant for services under Section 3(c) shall include a portion of the aggregate total consulting compensation paid to Consultant in Section 3(a), in the amount of $54,000.00 dollars.

     The compensation set forth pursuant to Section 3(c) of the Engagement Agreement shall remain unchanged. Section 3, entitled Compensation, of the Engagement Agreement shall be deemed amended and revised accordingly.

         IN WITNESS WHEREOF, this Amendment is made effective on the date first set forth above. All provisions of this Amendment are hereby incorporated into the Agreement. This Amendment is to be attached to the Agreement and become a part of the Agreement. This Amendment and the Agreement shall be read together as a single document. The provisions contained in this Amendment shall supplant and replace any conflicting provisions in the Agreement. The provisions in this Amendment shall control over any conflicting provisions in the Agreement. All non-conflicting provisions contained in the Agreement shall survive this Amendment and remain in full force and effect when read in conjunction with this Amendment. This Amendment may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                                    COMPANY: Accesspoint Corporation, a Nevada corporation


                                    By: /s/ Tom M. Djokovich
                                    -------------------------------------------
                                    Tom M. Djokovich, CEO


                                    CONSULTANT:

                                    By: /s/ John Dupont
                                    ------------------------------------------
                                    John Dupont, an individual








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